Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal Year 2018 Results

ST. LOUIS--(BUSINESS WIRE)--March 13, 2019--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the 13-week fourth quarter and 52-week fiscal year ended February 2, 2019 (“fiscal 2018”). As previously announced, due to the Company’s fiscal year-end change, references to the prior year are based on the unaudited recast results for the 14-week fourth quarter and 53-week fiscal year ended February 3, 2018 (“fiscal 2017”).

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “We believe there were a number of unusual challenges that converged to negatively impact our financial results last year. In North America, our largest overall market, we had a low single-digit sales decline and modest profit on an adjusted basis; however, the waning consumer confidence related to Brexit and new privacy laws that inhibited consumer communication in our largest international market, the United Kingdom, resulted in disappointing financial results for the year on a consolidated basis.

“Other impacts for the year included the full-year closure of our most profitable, multi-million-dollar retail store, the liquidation of Toys “R” Us, the impact of new accounting standards and tax policies, and lower licensed product sales due to the significant reduction in family-centric movie properties. Conversely, we made key strategic operational strides, including investments in e-commerce, IT infrastructure and additional store locations while ending the year with a solid balance sheet and no debt.

“And, while the situation in the United Kingdom still poses a challenge, we believe most of the unusual circumstances that marked 2018 are now behind us. As such, we expect fiscal 2019 to return to profitability through a combination of improved retail sales benefitting from a strong slate of family-centric films, continued double-digit growth in e-commerce, and further expansion in non-retail revenue streams. Our strategy remains focused on diversifying our revenue streams to better monetize the power of the brand with the intention of improving longer-term stakeholder value,” concluded Ms. John.

Fiscal Year 2018 Details (52 weeks ended February 2, 2019, compared to 53 weeks ended February 3, 2018):

  Consolidated revenues were $336.6 million compared to $364.0 million in fiscal 2017, a decline of 7.5%. Fiscal 2017 included $6.0 million in sales from the addition of the 53rd week and benefited from $3.9 million in gift card breakage revenue recognized under the prior revenue recognition rules (see reconciliation of GAAP to non-GAAP results). On an adjusted basis, consolidated revenues declined 4.9% as compared to fiscal year 2017;
    By geography, revenue in North America was $283.3 million, a decline of 2.0% from the prior year adjusted basis. Revenue in Europe was $51.2 million, a decline of 17.6% from the prior year adjusted basis;
    Consolidated revenues in fiscal 2018 also included a 13.8% increase in consolidated e-commerce sales primarily driven by North America compared to fiscal year 2017;
  Retail gross margin dollars were $139.5 million or 42.7% of retail sales. The retail gross margin rate, excluding non-cash store impairment charges, declined 450 basis points, including approximately 230 basis points related to the deleverage of fixed occupancy costs as well as approximately 70 basis points related to the impact of the adoption of the new revenue recognition standard. The remaining decline was driven primarily by higher promotional activity mainly related to Pay Your Age Day events;
  Selling, general and administrative expenses decreased $1.6 million to $157.2 million from $158.8 million in fiscal 2017;
  Pre-tax loss was $18.5 million compared to pre-tax income of $14.0 million in fiscal 2017; adjusted pre-tax loss was $7.7 million, exclusively driven by operating losses outside of North America (see reconciliation of GAAP to non-GAAP results);
  Income tax benefit was $0.6 million, compared to income tax expense of $6.1 million in fiscal 2017. In fiscal 2018, a $3.7 million tax valuation allowance was recorded on deferred tax assets in the United Kingdom (see reconciliation of GAAP to non-GAAP results); and
  Net loss was $17.9 million and adjusted net loss was $5.9 million (see reconciliation of GAAP to non-GAAP results).

Store Activity:

In fiscal 2018, the Company opened 52 locations, closed 33 locations and remodeled or reformatted 12 stores into a Discovery format, ending the year with 37% of its store base in an updated Discovery format. As of February 2, 2019, the Company operated 373 corporately-managed locations, including 313 in North America and 60 outside of North America. The Company’s international franchisees ended the year with 97 stores in 11 countries.

Income Tax Valuation Allowance:

In the fourth quarter of 2018, the Company recorded a valuation allowance for its net deferred tax assets in the United Kingdom in the amount of $3.7 million. The non-cash charge does not have any impact on the Company’s consolidated operating income or cash flow, nor does such an allowance preclude the Company from using the deferred tax assets in the future.

Balance Sheet:

As of February 2, 2019, cash and cash equivalents totaled $17.9 million. The Company ended fiscal 2018 with no borrowings under its revolving credit facility. Total inventory at year-end was $58.4 million compared to $58.1 million at 2017 year-end. On-hand inventory was down 5% offset by in-transit inventory growth due to the shift in the timing of Chinese New Year. In fiscal 2018, capital expenditures totaled $11.3 million and depreciation and amortization were $16.0 million.

Share Repurchase:

Since December 30, 2017, the Company repurchased more than 766,000 shares of its common stock for $6.5 million, including over 528,000 shares during the five-week transition period associated with the fiscal year-end change and nearly 238,000 shares during fiscal year 2018. As of February 2, 2019, the Company had $8.8 million remaining on the share repurchase authorization that was adopted in August 2017.

2019 Preliminary Expectations:

The Company is providing guidance for its preliminary GAAP expectations for fiscal year 2019, (52 weeks ending February 1, 2020). On a GAAP basis, the Company currently expects:

  Total revenue to increase in the range of mid- to- high single-digits;
  Pre-tax income to be slightly positive reflecting the increased sales and improved gross profit margin;
  Capital expenditures to be in the range of $10 to $15 million; and
  Depreciation and amortization in the range of $15 to $17 million.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on March 20, 2019. The telephone replay is available by calling (844) 512-2921. The access code is 13687767.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 15, 2018 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		14 Weeks
	Ended		Ended
	February 2,	% of Total	February 3,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$98,544	97.0	$115,478	98.3
Commercial revenue	2,315	2.3	1,025	0.9
International franchising	670	0.7	923	0.8
Total revenues	101,529	100.0	117,426	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	53,345	54.1	55,385	48.0
Store asset impairment (2)	4,569	4.6	21	—
Cost of merchandise sold - commercial (1)	1,474	63.7	672	65.6
Cost of merchandise sold - international franchising (1)	835	124.6	95	10.3
Total cost of merchandise sold	60,223	59.3	56,173	47.8
Consolidated gross profit	41,306	40.7	61,253	52.2

Selling, general and administrative expense	47,842	47.1	47,633	40.6
Interest expense, net	80	0.1	33	0.0
Income (loss) before income taxes	(6,616)	(6.5)	13,587	11.6
Income tax expense	3,807	3.7	5,901	5.0
Net income (loss)	$(10,423)	(10.3)	$7,686	6.5

Income (loss) per common share:
Basic	$(0.72)		$0.50
Diluted	$(0.72)		$0.49
Shares used in computing common per share amounts:
Basic	14,573,318		15,246,066
Diluted	14,573,318		15,423,097

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Due to the charges primarily in the 13 weeks ended February 2, 2019, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		53 Weeks
	Ended		Ended
	February 2,	% of Total	February 3,	% of Total
	2019	Revenues (1)	2018	Revenues (1)
Revenues:
Net retail sales	$326,304	97.0	$355,045	97.6
Commercial revenue	6,560	1.9	6,345	1.7
International franchising	3,721	1.1	2,570	0.7
Total revenues	336,585	100.0	363,960	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	186,834	57.3	187,447	52.8
Store asset impairment (2)	5,195	1.6	21	—
Cost of merchandise sold - commercial (1)	3,317	50.6	3,253	51.3
Cost of merchandise sold - international franchising (1)	2,485	66.8	408	15.9
Total cost of merchandise sold	197,831	58.8	191,129	52.5
Consolidated gross profit	138,754	41.2	172,831	47.5

Selling, general and administrative expense	157,176	46.7	158,837	43.6
Interest expense, net	85	0.0	24	0.0
Income (loss) before income taxes	(18,507)	(5.5)	13,970	3.8
Income tax expense (benefit)	(574)	(0.2)	6,138	1.7
Net income (loss)	$(17,933)	(5.3)	$7,832	2.2

Income (loss) per common share:
Basic	$(1.23)		$0.50
Diluted	$(1.23)		$0.49
Shares used in computing common per share amounts:
Basic	14,591,270		15,508,346
Diluted	14,591,270		15,685,886

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.
(2)	Due to the charges primarily in the 13 weeks ended February 2, 2019, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	February 2,	February 3,	December 30,
	2019	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$17,894	$21,499	$30,445
Inventories	58,356	58,100	53,136
Receivables	10,588	8,330	13,302
Prepaid expenses and other current assets	12,960	13,282	13,346
Total current assets	99,798	101,211	110,229

Property and equipment, net	66,368	77,719	77,751
Deferred tax assets	3,099	4,964	6,381
Other intangible assets, net	731	898	995
Other assets, net	2,050	2,717	2,633
Total Assets	$172,046	$187,509	$197,989

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$22,551	$18,958	$18,942
Accrued expenses	10,047	14,782	15,189
Gift cards and customer deposits	21,643	19,277	33,926
Deferred revenue and other	1,936	1,786	1,806
Total current liabilities	56,177	54,803	69,863

Deferred rent	18,440	17,708	17,906
Deferred franchise revenue	1,625	1,154	1,208
Other liabilities	1,490	1,743	1,697

Stockholders' equity:
Common stock, par value $0.01 per share	150	150	155
Additional paid-in capital	69,088	66,843	68,962
Accumulated other comprehensive loss	(12,018)	(10,800)	(11,562)
Retained earnings	37,094	55,908	49,760
Total stockholders' equity	94,314	112,101	107,315
Total Liabilities and Stockholders' Equity	$172,046	$187,509	$197,989

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Other financial data:
Total revenues by geographic area
North America	$84,975	$93,736	$283,347	$297,864
Europe	16,226	21,407	51,231	63,281
Other (1)	328	2,283	2,007	2,815
Total revenues	$101,529	$117,426	$336,585	$363,960

Retail gross margin ($) (2)	$45,199	$60,093	$139,470	$167,598
Retail gross margin (%) (2)	45.9%	52.0%	42.7%	47.2%
Capital expenditures (3)	$2,400	$4,957	$11,253	$19,468
Depreciation and amortization	$3,856	$4,321	$16,042	$16,378

Store data (4):
Number of corporately-managed retail locations at end of period
North America			313	294
Europe			59	59
Asia			1	1
Total corporately-managed retail locations			373	354

Number of franchised stores at end of period			97	100

Corporately-managed store square footage at end of period (5)
North America			723,517	721,181
Europe			84,353	79,835
Asia			1,750	1,750
Total square footage			809,620	802,766

(1)	Other includes international franchising revenue outside of North America and Europe and a corporately-managed store in China.
(2)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.
(3)	Capital expenditures represents cash paid for property, equipment, other assets and other intangible assets.
(4)	Excludes e-commerce. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and Denmark. In Asia, the store is located in China.
(5)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage.

* Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands)

	North America	Europe	Other (3)	Total
For the 53 weeks ended February 3, 2018
Total revenues	$297,864	$63,281	$2,815	$363,960
Fifty-third week of revenue (1)	(4,915)	(1,094)	(36)	(6,045)
Timing of breakage revenue (2)	(3,900)	-	-	(3,900)
Adjusted total revenues	$289,049	$62,187	$2,779	$354,015

For the 52 weeks ended February 2, 2019, the Company had no revenue adjustments.

(1)	Represents an additional week of revenue in the unaudited recast results for the 53 weeks ended February 3, 2018.
(2)	Represents breakage revenue for certain gift cards under prior revenue recognition rules.
(3)	Other includes international franchising revenue outside of North America and Europe and a corporately-managed store in China.

* Non-GAAP Financial Measures

With the change in fiscal year, the fiscal 2018 adjusted results are presented without comparison to the prior year unaudited recast results. The prior year unaudited pre-tax recast results included asset impairment of $0.5 million, foreign exchange gains of $1.8 million, breakage benefit (for certain gift cards recognized under prior revenue recognition rules) of $3.9 million and a loss for the 53rd week of fiscal 2017 of $0.2 million.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	52 Weeks
	Ended	Ended
	February 2,	February 2,
	2019	2019
Loss before income taxes (pre-tax)	$(6,616)	$(18,507)
Loss before income taxes adjustments:
Asset impairment (1) (7)	7,652	9,060
Foreign exchange (gains) losses (2) (7)	(314)	964
Other (3) (7)	485	757
Adjusted income (loss) before income taxes (adjusted pre-tax)	1,207	(7,726)

Income tax expense (benefit)	3,807	(574)
Tax adjustments:
Income tax impact: adjustments (4)	1,669	2,216
Income tax charges (5)	242	242
Valuation allowance (6)	(3,743)	(3,743)
Adjusted income tax expense (benefit)	1,975	(1,859)

Net loss	(10,423)	(17,933)
Adjustments	9,655	12,066
Adjusted net loss	$(768)	$(5,867)

Net loss per diluted share (EPS)	$(0.72)	$(1.23)

Adjusted net loss per diluted share (adjusted EPS)	$(0.05)	$(0.40)

(1)	Represents non-cash asset impairment charges related to store fixed assets, receivables and inventory.
(2)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP and transactional gains and losses. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.
(3)	Includes severance and other non-recurring changes in reserves and charges.
(4)	Represents the aggregate tax impact of the pre-tax adjustments.
(5)	Represents the final impact of the Tax Reform Act enacted in December 2017.
(6)	Valuation allowance recorded on its deferred tax assets in the United Kingdom.
(7)	These pre-tax adjustments totaled $7.8 million and $ 10.8 million for the 13 and 52 weeks ended February 2, 2019, respectively.

CONTACT:
Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Beth Kerley
Build-A-Bear Workshop
bethk@buildabear.com